EXHIBIT 99.3
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION

	Twelve Months Ended
	December 31,
(In millions)	2007	2006
Sales
North American Tire	$8,862	$9,089
Europe, Middle East and Africa Tire	7,217	6,552
Latin American Tire	1,872	1,607
Asia Pacific Tire	1,693	1,503

	$19,644	$18,751

Segment Operating Income (Loss)
North American Tire	$139	$(233)
Europe, Middle East and Africa Tire	582	513
Latin American Tire	359	326
Asia Pacific Tire	150	104

Total Segment Operating Income (Loss)	1,230	710

Rationalizations	(49)	(311)
Accelerated depreciation	(37)	(88)
Interest expense	(450)	(447)
Corporate incentive compensation plans	(77)	(66)
Intercompany profit elimination	(11)	(9)
Curtailment	(64)	—
Retained net expenses of discontinued operations	(17)	(48)
Other Income, net less equity in earnings of affiliates	(8)	77
Other	(53)	(20)

Income (Loss) from Continuing Operations before Income Taxes and Minority Interest	$464	$(202)

Assets
North American Tire	$5,307	$4,803
Europe, Middle East and Africa Tire	6,020	5,749
Latin American Tire	1,265	1,015
Asia Pacific Tire	1,394	1,236

Total Segment Assets	13,986	12,803
Corporate	3,205	3,461
Discontinued Operations	—	765

Total Assets	$17,191	$17,029